Exhibit 99.1

Net Savings Link Announces a Significant Addition to its Board of Directors and Announces the Production and Availability of its NutraHorizon Products to Consumers

Oct 28, 2014 (eTeligis.com via COMTEX) -- PORT JEFFERSON, NY, United States, via ETELIGIS INC., 10/28/2014 - - Net Savings Link, Inc. (OTC: Pink: NSAV) (PINKSHEETS: NSAV), today has announced a significant addition to its Executive Management Team and Board of Directors that will have a major impact on the continuing intermediate and long-term Corporate objectives that are being targeted by NSAV and Global Distribution Corp.

Steven Baritz, the CEO of NSAV said, "NSAV is both pleased and proud to announce the appointment of Mr. Leonard Genovese as the President and Chairman of the Board of Net Savings Link, Inc. Mr. Genovese was a major figure in the family that built and operated the National chain of Genovese Drug Stores, Inc., one of the largest and most developed retail establishments in the United States." Mr. Genovese was the Vice President of Operations and Vice President of Marketing for the firm, which was sold to J.C. Penney's for $492 Million. During his tenure, the chain grew to 141 stores in NY, NJ, and CT, with over 5,000 employees, and when it was acquired by JC Penney, it had sales of over $800 Million at the time of acquisition. The stores were rebranded as Eckerd Drug Stores, and Rite Aid Drug Stores in NY, and are still operating and thriving today. Mr. Baritz continued; "Mr. Genovese's decades of experience and contacts in the retail distribution sector are immense, especially within the wellness and food arenas, and are expected to create immeasurable opportunities and access for Net Savings Link and their subsidiaries, including our Nutra Horizon wellness product line along with other products that we are currently developing to bring to market. We are indeed fortunate to have him in a leadership capacity on our management team and Board of Directors. In fact, he is already engaged in discussions to generate revenues from both new product lines and access to distribution channels." Mr. Baritz continued; "Included within his agreement with NSAV, Mr. Genovese has agreed to defer any salary until certain revenue metrics are attained, so that the company can minimize intermediate term expenses and concentrate on growth, access to distribution venues, and product development."

Mr. Baritz also provided an update on the Nutra Horizon wellness product line and its website. "I am pleased to announce that our Nutra Horizon wellness product line has finished production and packaging, and is now available for release to the market." Mr. Baritz continued, "It features NINE separate wellness products developed by our previously announced Oglethorpe Corp agreement, including a powerful Probiotic formulation that has a unique feature in that it can be taken in conjunction with some antibiotics, PRP Isolate Immune spray, 100% Colostrum formulation, Multiple flavors of concentrated vitamin and mineral compounds that have achieved observable results in the treatment of many illnesses, and received numerous user testimonials of the benefits." Mr. Baritz also commented on the Nutra Horizon website; "Our Nutrahorizon website (www.Nutrahorizon.net) is officially open and features preliminary descriptions of the product line. The e-commerce portion of the site is still in its final development stage, and I expect the site to be fully complete and functional in terms of content, usability, and consumer access to purchase products within the next 30-45 business days". Mr. Baritz continued; "We have already received strong positive feedback, along with many constructive suggestions from consumers and shareholders, and we are implementing those suggestions, including illustrations, detailed product information, and design changes into our refinements during the next 30-45 days of site development. At that time, consumers will be able to make purchases of the products directly from the website, which is expected to generate direct revenue to the company."

About Net Savings Link, Inc.

Net Savings Link, Inc. owns and operates a wholly owned subsidiary, Global Distribution Corporation, a distribution company that markets and distributes products in varying industries including the supplement, wellness and natural remedies markets. People interested in learning more about Global Distribution should check back with the company at its website, www.Globaldistributioncorp.net .

DISCLAIMER:

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the Company's current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

CONTACT:

David Pecoraro,

Shareholder Relations Director

Email: DavidPecoraro@rocketmail.com

Tel : 814-418-6648

SOURCE: Net Savings Link, Inc.